Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of June 1, 2009, between Scott Flanders, residing at 45 Echo Glen, Irvine, California 92603, (“Executive”) and PLAYBOY ENTERPRISES, INC., a Delaware corporation (“Employer” or the “Company”), with an office at 680 North Lake Shore Drive, Chicago, Illinois 60611.

RECITAL

Employer is primarily engaged in the business of multimedia entertainment. Employer desires to hire Executive, and Executive desires to be employed by Employer on the terms and subject to the conditions set forth below.

In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.
Employment of the Executive.  Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer, as the Chief Executive Officer of Employer, upon the terms and conditions hereinafter set forth.

2.
Employment Period.  The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence July 1, 2009 (the “Commencement Date”) and remain in effect for four years (the “Initial Term”) unless terminated as permitted herein.  Thereafter, this Agreement shall automatically renew for successive one year terms (each a “Renewal Term”) unless either party provides written notice of termination at least one year prior to the end of the Initial Term or Renewal Term, in which case, the Agreement will terminate at the end of such Initial Term or Renewal Term.  The Initial Term and any Renewal Term(s) shall collective be the “Term.”

3.	Duties and Responsibilities.

(a)
During the Employment Period, Executive (i) shall have the title of Chief Executive Officer, (ii) shall devote his full business time and attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company, and shall not engage in any other activity that would materially interfere with the performance of his duties under this Agreement (provided that Executive is permitted to serve on the board of directors of eHealth, Inc. and IMAX Corporation - to the extent that doing so does not create any conflict of interest with Executive’s obligations or duties under this Agreement - or other organizations, subject to approval of the Company’s Board of Directors (the “Board”), such approval not to be unreasonably withheld, or engage in endeavors related to the community, his faith, personal finances and effects and other charitable functions which do not materially interfere with the performance of his duties hereunder) and (iii) shall perform such duties, and comply with all reasonable directions and instructions of a majority of the Company’s Board.

(b)
Anything in paragraph 3.(a) above or this Agreement to the contrary notwithstanding, nothing herein will be construed so as to prevent or limit the Company’s good faith determination for bona fide business reasons to cease any or all of its operations or to operate one or more of any such activities through a joint venture, third party license or other arrangement with a third party.

(c)
During the Employment Period, (i) Executive will report only to the Company’s Board, (ii) Executive will be the Company’s most senior and highest ranking executive, (iii) all other Company senior executives will report to Executive, and (iv) the Chairman of the Board of the Company will not be an executive of the Company.

4.	Compensation.

(a)
For all services rendered and required to be rendered by, covenants of and restrictions in respect to, Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept, annual base salary (“Base Salary”) computed at the following rates:

(i)	July 1, 2009 through June 30, 2010: $875,000;

(ii)	July 1, 2010 through June 30, 2011: $900,000;

(iii)	July 1, 2011 through June 30, 2012: $925,000;

(iv)	July 1, 2012 through June 30, 2013: $950,000;

payable on a biweekly basis in accordance with the Employer’s standard payroll practices. Should the Term be extended beyond June 30, 2013, Company and Executive will negotiate Base Salary for any such extension in good faith. In addition, for fiscal 2010 and each calendar year of the Term thereafter, Executive will be eligible to participate in a Board approved incentive compensation plan, with Executive being eligible to earn up to a maximum potential of 100% of his Base Salary (with “Target” being 75% of such maximum potential).

(b)
Executive will be eligible for a one-time bonus based on Executive’s performance from the Commencement Date through December 31, 2009.  Whether such bonus is payable at all, and, if it is, the amount thereof (which will be a maximum of 100% of his Base Salary with Target being 75% of such maximum potential) will be solely at the discretion of the Board and will be payable, if at all, on or before January 31, 2010.

(c)
Upon commencement of Executive’s employment by the Company, Executive will receive a one-time grant of nonqualified options to purchase 1,200,000 shares of the Class B common stock of the Company.  This option will be subject to the Company’s stock option plan and contain the terms and conditions determined by the Company’s Compensation Committee.  Subject to paragraph 5.5 hereof, the vesting period of such options will be four years in equal installments from the date of grant.  The strike price of such options will be the closing price of the Company’s Class B common stock at the close of business on the date set forth in the grant by the Company’s Compensation Committee (which is expected to be the Commencement Date).

(d)
Upon commencement of Executive’s employment by the Company, Executive will receive a one-time grant of 150,000 restricted stock units of the Company’s Class B common stock.  This grant will be subject to the Company’s stock option plan and contain the terms and conditions determined by the Company’s Compensation Committee. Subject to paragraph 5.5 hereof, the vesting period of such grant will be four years in equal installments from the date of the grant (which is expected to be the Commencement Date).

(e)
Effective on the Commencement Date, Executive will be entitled to participate in the Company’s health benefit plans, together with the Company’s Executive vacation policy (under which he will be entitled to five weeks of paid vacation annually), matching 401-K plan and similar plans in effect from time to time.  Executive’s participation in the foregoing plans, perquisites and travel and entertainment policy will be at the highest level and on terms no less favorable than afforded to other senior executives of the Company commensurate with Executive’s level.  Should any other executive of the Company receive a car allowance or reimbursement for club membership dues, Executive will also be entitled to such perquisites.

(f)
Subject to paragraph 6. hereof Company will reimburse Executive for all reasonable business expenses and Executive will comply with Company’s travel and entertainment policies in incurring and seeking reimbursement for such expenses.

5.	Termination of Employment Period; Change of Control.

5.1
Employer may, at any time during the Employment Period by written notice to Executive (the “Termination Notice”), terminate the Employment Period for uncured “Cause” effective immediately.  The Termination Notice shall specify the reason for termination.  In such an event, Executive’s sole remedy shall be to collect all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination and Executive shall not be entitled to any compensation or other amount from the Company after the effective date of termination.  For purposes hereof, “Cause” means a:

(a)	willful failure or refusal by Executive to substantially implement or follow material lawful policies or directions of the Board after written notice from Company;

(b)
willful commission by Executive of an act of moral turpitude that results in material harm to the Company; or commission of or conviction for any felony or any material misdemeanor involving theft, fraud or other dishonest action that results in material harm to the Company;

(c)	material breach of this Employment Agreement that results in material harm to the Company; or

(d)	material misrepresentation or material and willful nondisclosure by Executive that results in material harm to the Company in connection with performance of Executive’s duties.

Provided that in the event any such wrongful conduct is capable of being cured, Executive will have 14 business days from his receipt of the Termination Notice to cure such conduct to the reasonable satisfaction of Company.

5.2
The Company may terminate this Agreement at any time for any reason, by delivering a written notice to Executive, effective 30 days after Executive receives such notice in accordance with the terms hereof.  In such an event, Executive’s sole remedy shall be:

(a)	to collect all unpaid Base Salary, accrued incentive compensation, accrued vacation pay and all unreimbursed expenses payable for all periods through the effective date of termination; plus

(b)	a severance payment in the amount of 12 months of Executive’s then Base Salary (subject to Section 409A of the Internal Revenue Code of 1986, as amended); plus

(c)	a payout of 100% incentive compensation payable at Target under the incentive compensation plan for Executive in and only in the year of such termination;

(the sum of paragraphs 5.2 (a), (b) and (c) being collectively referred to as the “Severance Payment”).  Company will reasonably cooperate with Executive to structure the payment of the Severance Payment in a tax efficient manner.  To the extent allowed by law and requested by Executive, the Severance Payment will be made in a lump sum within ten days of the effective date of Executive’s termination.  Executive will have the right to take the Base Salary portion of the Severance Payment in equal installments over the period set out in paragraph 5.2 (b).  As long as Executive is receiving such Base Salary, he, and to the extent he has family coverage, his family, will remain covered by Company’s health insurance plan, as applicable.

5.3	(a)
In the event Executive becomes totally disabled or disabled such that he is rendered unable to perform substantially all of his usual duties for Company, and if such disability shall persist for a continuous period in excess of six months, or an aggregate period in excess of six months in any one fiscal year, Company shall have the right at any time after the end of such period during continuance of Executive’s disability by the delivery of not less than 30 days’ prior written notice to Executive to terminate Executive’s employment under this Agreement whereupon the applicable provisions of paragraph 5.4 below shall apply.

(b)
For purposes of this Agreement, if Executive and Company shall disagree as to whether Executive is totally disabled, or disabled such that he is rendered unable to perform substantially all of his usual duties for Company as set forth above, or as to the date at which time such total disability began, the decision of a licensed medical practitioner, mutually agreed upon by the parties, shall be binding as to both questions.  If the parties cannot agree as to the identity of the licensed medical practitioner, Executive shall select a licensed medical practitioner of his choice and the Company shall select a licensed medical practitioner of its choice.  The two licensed medical practitioners so selected shall select a third licensed medical practitioner, which third individual shall resolve either or both of the questions referred to above and which resolution shall be binding upon the parties.

5.4
If Executive’s employment with the Company is terminated on account of Executive’s disability as provided for in paragraph 5.3 above or on account of Executive’s death, then Executive (or Executive’s estate or personal representative, as applicable) shall only be entitled to receive, and Company shall pay to Executive (or Executive’s estate or personal representative, as applicable) the following amounts:

(a)	all unpaid Base Salary accrued incentive compensation, accrued vacation pay and all unreimbursed expenses payable for all periods through the effective date of termination; plus

(b)
a pro rata payout at Target under the incentive compensation plan for Executive in and only in the year of such termination in an amount equal to the fraction, the numerator of which is the number of calendar days from the beginning of the year of such termination through the effective date of termination and the denominator of which is 365; plus

(c)	the premiums on COBRA coverage.

5.5
If there is a “Change of Control” (as hereinafter defined) within the first 12 months of the Term, 50% of all outstanding options granted to Executive under paragraph 4.(c) hereof will become fully vested and exercisable immediately prior to a Change of Control.  Should a Change of Control occur during the Term, but after the first 12 months of the Term, 100% of such options will become fully vested immediately prior to a Change in Control.  Should there be a Change of Control at any time during the Term, 100% of the restricted stock units granted to Executive under paragraph 4.(d) hereof will become fully vested immediately prior to a Change of Control.  “Change of Control” will mean any of the following occurrences during the Term:

(i)
Hugh M. Hefner, the Hugh M. Hefner 1991 Trust or any trust established by Hugh M. Hefner for estate planning purposes cease to hold over 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

(ii)	except pursuant to a transaction described in the proviso to paragraph 5.5(iii) or (iv), the liquidation or dissolution of the Company; or

(iii)
the Company is merged, consolidated or reorganized into or with another corporation or other legal entity or person; provided, however, that no such merger, consolidation or reorganization will constitute a Change in Control if as a result of such merger, consolidation or reorganization not less than a majority of the combined voting power of the then-outstanding securities of the surviving, resulting or ultimate parent corporation, as the case may be, immediately after such transaction is held in the aggregate by persons or other entities that held not less than a majority of the combined voting power of the outstanding Voting Stock of the Company immediately prior to such transaction; or

(iv)
the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person or entity; provided, however, that no such sale or transfer will constitute a Change in Control if as a result of such sale or transfer not less than a majority of the combined voting power of the then-outstanding securities of such corporation or other legal person, as the case may be, immediately after such sale or transfer is held in the aggregate by persons or other entities that held not less than a majority of the combined voting power of the outstanding Voting Stock of the Company immediately prior to such sale or transfer; or

(v)	the adoption by the Board of a resolution that, for purposes of this Agreement, a Change in Control has occurred.

5.6
If Executive’s employment with Company is terminated for any reason, Company will have no right of offset, nor will Executive be under any duty or obligation to seek alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by Company to Executive.

5.7
Executive shall have the right to terminate his employment under this Agreement and receive the Severance Payment by the delivery of written notice to Company within 30 days after any of the events hereinbelow defined as Good Reason.  For purposes hereof, “Good Reason” means that:

(i)	the Company has materially breached this Agreement and the Company has failed to cure such breach after 30 days written notice from Executive; and

(ii)
there has occurred any material diminution or reduction in duties, Base Salary, healthcare coverage (unless Company reimburses Executive for or provides Executive with reasonably comparable healthcare coverage), title, authority or responsibilities of Executive, whether in scope or nature.

6.
Location of Executive’s Activities. Executive’s place of business in the performance of his duties and obligations under this Agreement shall be split principally between the Employer’s places of business in California and Illinois.  Executive will engage in such travel and spend such time in California, Illinois and such other places as may be reasonably necessary or appropriate in furtherance of his duties hereunder at the Employer’s expense.  Executive will be entitled to fly business class on all domestic flights and first class on international flights. If the Board determines to close its California office (in favor of maintaining its principal place of business in Chicago, Illinois) Executive will relocate to Chicago, in which case Executive and Company will negotiate relocation benefits in good faith.

7.	Miscellaneous.

7.1
Notices. All notices, requests, demands, consents, and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received, (i) if delivered by hand, the day it is so delivered, (ii) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, five business days after it is mailed, or (iii) if sent by a nationally recognized overnight courier for next business day delivery, the business day after it is sent, to the party to whom the same is so given or made, at the address of such party as set forth at the head of this Agreement, which address may be changed by notice to the other party hereto duly given as set forth herein, with copies delivered as follows:

(a)	if to Executive:

45 Echo Glen
Irvine CA 92603

with a copy to:

Ziffren Brittenham LLP
1801 Century Park West
Los Angeles CA 90067
Attention: Bryan Wolf and Jamie Afifi

(b)	if to the Company:

General Counsel
Playboy Enterprises, Inc.
680 North Lake Shore Drive
Chicago IL 60611

7.2
Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Illinois.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois, and waives any claim based upon forum non-conveniens.

7.3	Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

7.4	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.5
Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

7.6
Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employee and Executive with respect to the subject matter hereof.  This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.  Except as otherwise provided herein, this Agreement cannot be changed or terminated except by an instrument in writing signed by the parties hereto.

7.7	Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, each party’s successors, transferees, heirs and assigns.

7.8	Confidentiality; Disclosure of Information.

(a)
Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interests of Company or of persons with whom Company may have business relationships.  Except as permitted herein or as may be approved by Company from time to time, Executive will not during the Employment Period or at any time thereafter, use or disclose to any other person or entity, any Confidential Information of Company (except as required by applicable law or in connection with performance of Executive’s duties and responsibilities hereunder or to Executive’s legal and financial advisors so long as such advisors agree to be bound by the terms and conditions of this paragraph 7.8(a)).  Executive may disclose the existence of the obligations under this paragraph 7.8(a) to future employers.  If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he, if permitted by applicable law, will give prompt notice of such request or legal compulsion to Company.  Company may waive compliance with this paragraph 7.8(a) or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy; provided however Executive may disclose any Confidential Information in the event notwithstanding all such efforts of the Company and such legal counsel if compelled by court order to do so.  The term “Confidential Information” means information relating to Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, executive lists, employment agreements (other than this Employment Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to Company’s business which is treated as confidential or proprietary by Company in accordance with its policies. Notwithstanding the immediately preceding sentence, the provisions of this paragraph 7.8(a) shall not apply to any information that (1) is in the public domain; (2) is or becomes available to the public other than as a result of a disclosure by Executive in violation of this paragraph 7.8(a); (3) was available to Executive on a non-confidential basis prior to the date of this Employment Agreement; (4) was already lawfully in Executive’s possession prior to the date of this Employment Agreement; or (5) becomes available to Executive on a non-confidential basis from a source other than Company (other than through a known breach of a confidentiality obligation). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this paragraph 7.8(a) by the Executive, regardless of whether the Executive continues to be employed by the Company.

(b)
It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other codes, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like shall be the exclusive property of Company and, upon termination of Executive’s employment with Company, and/or upon the written request of Company, all Company Materials, including copies thereof, as well as all other Company property then in Executive’s possession or control, shall be returned to and left with Company.

7.9	Copyright.

Executive acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, relating to the Executive’s employment with the Company, and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. § 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by Company. If any such work is considered to be a work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. § 101, as

amended, such work is hereby conveyed and transferred completely and exclusively to Company. Executive hereby irrevocably designates counsel to Company as Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce Company’s rights under this section, provided that such counsel shall take any such actions only after Executive has been requested in writing to do such acts by Company and failed to promptly do so after a reasonable opportunity to review and comment thereon. Executive will be entitled to receive copies of any documents executed by Company to enforce or evidence its rights under this paragraph 7.9. This paragraph 7.9 shall survive the termination of this Agreement. Any conveyance of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.”

7.10	Indemnification.

Company recognizes that the activities within the scope of Executive’s employment create the potential in some jurisdictions of civil or even criminal actions being brought against Executive. To the fullest extent permitted by law, Company shall indemnify, defend, protect and hold Executive harmless from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including, without limitation, reasonable attorneys’ and consultant’s fees and expenses arising out of or resulting from the performance of Executive’s duties within the scope of Executive’s employment. Company will include Executive as a named insured on Company’s directors and officers, errors and omission and general liability policies.

7.11	Non-Competition and Non-Solicitation.

Executive acknowledges that Company has invested substantial time, money and resources in the development and retention of its Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of Executive’s employment with Company, Executive will have access to Company’s Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, vendors, cable operators, accounts and business partners of Company. Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, vendor, cable operator, account or business partner belongs exclusively to Company, including, but not limited to, any goodwill created as a result or direct or indirect contacts or relationships between Executive and any existing or prospective customers, vendors, cable operators, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of Company depends upon his use of such skills on its behalf.

In recognition of this, Executive covenants and agrees that:

(a)
During Executive’s employment with Company, Executive may not, without prior written consent of Company (whether as an executive, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work directly competitive in any way to the business of Company or a planned business of which Executive is aware.

(b)
During Executive’s employment with Company and for one year thereafter, Executive may not directly or indirectly entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with Company, absent prior written consent from Company.

(c)
During Executive’s employment with Company and for one year thereafter, Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of Company to cease doing business with Company, reduce its relationship with Company or refrain from establishing or expanding a relationship with Company.

7.12	Non-Disparagement; Non-Disclosure.

(a)
Executive and Company hereby agree that during the Employment Period and all times thereafter, neither Executive nor Company will make any public statement, or engage in any conduct, that is disparaging to the other party or, in the case of Company, to any of its executives, officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or any other aspect of the business of Company and the capabilities of Executive.  Notwithstanding any term to the contrary herein, neither Executive nor Company shall be in breach of this paragraph 7.12 for the making of any truthful statements under oath or in a judicial or other proceeding.

(b)
Executive will not directly or indirectly be the source of disclosing, by publishing or by granting interviews, of any Confidential Information (which is known to Executive to be confidential) concerning the personal, social or business activities of Company, its affiliates or the executives and principals and the officers, directors, agents and Executives of all the foregoing during or at any time after the termination of Executive’s employment, subject to the exceptions specified in section 7.8(a) (1) - (5).  In addition, Executive agrees that without Company’s express written approval in each case, Executive will not:

i.
write, be the source of or contribute to any articles, stories, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding or concerning the Confidential Information, or

ii.	grant any interviews regarding or concerning the Confidential Information during or at any time after the termination of his employment.

7.13
Company Authority. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action of the Company and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PLAYBOY ENTERPRISES, INC.

By	/s/ Howard Shapiro
Howard Shapiro

Title	Executive Vice President

/s/ Scott N. Flanders
SCOTT FLANDERS